SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AV HOMES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

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AV HOMES, INC.

6730 N. SCOTTSDALE RD., SUITE 150

SCOTTSDALE, ARIZONA 85253

(480) 214-7400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 31, 2018

To the Stockholders of AV Homes, Inc.:

The Annual Meeting of Stockholders of AV Homes, Inc. (“AV Homes” or the “Company”) will be held at the Camby Hotel located at 2401 East Camelback Road, Phoenix, Arizona 85016 on May 31, 2018, at 8:00 a.m. local time, for the following purposes:

1.	To elect as directors the 10 nominees named in the attached proxy statement.

2.	To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for AV Homes for the year ending December 31, 2018.

3.	To vote on an advisory resolution on the compensation of the named executive officers of the Company (“Say on Pay”).

4.	To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on April 6, 2018 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or adjournments thereof.

Please mark your proxy if you wish to attend the Annual Meeting in order that adequate preparations may be made. A meeting attendance card will be mailed promptly to you to facilitate your attendance.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE POSTAGE-PREPAID ENVELOPE PROVIDED FOR YOUR CONVENIENCE. YOU MAY ALSO VOTE VIA INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS ON YOUR PROXY CARD.

By Order of the Board of Directors,

/s/ S. Gary Shullaw
S. Gary Shullaw
Executive Vice President, General Counsel and Secretary

Dated: April 18, 2018

YOU CAN VOTE IN ONE OF FOUR WAYS:

BY INTERNET

•	Go to the website identified on your proxy card or Notice of Internet Availability of Proxy Materials, 24 hours a day, seven days a week by 12:59 a.m. EDT on May 31, 2018.

•	Enter the control number that appears on your proxy card or Notice of Internet Availability of Proxy Materials.

•	Follow the simple instructions.

BY TELEPHONE

•	On a touch-tone telephone, call the toll-free number identified on your proxy card, 24 hours a day, seven days a week by 12:59 a.m. EDT on May 31, 2018. If you received a Notice of Internet Availability of Proxy Materials and would like to vote by telephone, you can request a proxy card by calling the telephone number indicated on the Notice.

•	Enter the control number that appears on your proxy card.

•	Follow the simple recorded instructions.

BY MAIL

•	Mark your selections on the enclosed proxy card. If you received a Notice of Internet Availability of Proxy Materials and would like to vote by mail, you can request a proxy card by calling the telephone number indicated on the Notice.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the postage-paid envelope provided with your proxy card.

IN PERSON AT THE MEETING

•	Attend the meeting and vote in person by ballot.

Your vote is important. Thank you for voting.

i

ii

AV HOMES, INC.

6730 N. SCOTTSDALE RD., SUITE 150

SCOTTSDALE, ARIZONA 85253

(480) 214-7400

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 31, 2018

This Proxy Statement is being made available to the stockholders of AV Homes, Inc., a Delaware corporation (“AV Homes” or the “Company”), in connection with the solicitation of proxies by and on behalf of the Board of Directors of AV Homes for use at the Annual Meeting of Stockholders to be held at the Camby Hotel located at 2401 East Camelback Road, Phoenix, Arizona 85016 on May 31, 2018, at 8:00 a.m. local time (the “Annual Meeting”).

Under rules of the Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our stockholders of record on the Internet, rather than mailing printed copies, to reduce our printing and mailing costs and conserve resources. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that Notice. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access the proxy materials, and vote, on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions in the Notice.

The Notice of Internet Availability of Proxy Materials or, in some cases, a full set containing the Proxy Statement and the form of proxy enclosed herewith, and the accompanying Annual Report on Form 10-K of AV Homes for the fiscal year ended December 31, 2017, including financial statements, is first being mailed on or about April 18, 2018, to stockholders of record on the close of business on April 6, 2018.

PURPOSES OF THE MEETING

At the Annual Meeting, stockholders will consider and vote upon the following matters:

1.	To elect as directors the 10 nominees named in this Proxy Statement.

2.	To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for AV Homes for the year ending December 31, 2018.

3.	To vote on an advisory resolution on the compensation of the named executive officers of the Company (“Say on Pay”).

4.	To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

VOTING RIGHTS AND PROXY INFORMATION

Record Date; Voting Rights

Pursuant to the By-Laws of AV Homes, the Board of Directors has fixed the close of business on April 6, 2018 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof (the “Record Date”).

At the close of business on the Record Date, 22,348,223 shares of common stock, $1.00 par value, of AV Homes (“Common Stock”), which constitutes the only class of voting securities of AV Homes, were outstanding and entitled to vote. For each share of Common Stock held of record on the close of business on April 6, 2018, stockholders are entitled to one vote, except in regard to the election of directors, for which there will be cumulative voting as described under the heading “Vote Required-Election of Directors.” In accordance with AV Homes’ By-Laws, the holders of a majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Proxies

When a proxy is received, properly executed, in time for the Annual Meeting, the shares represented thereby will be voted at the meeting as directed. Shares represented by valid proxies that do not contain voting instructions will be voted (1) FOR the election as directors of the nominees named herein, (2) FOR ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year ending December 31, 2018, and (3) FOR the advisory Say on Pay resolution. Any stockholder who executes a proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of AV Homes. In addition, a stockholder who attends the meeting may vote in person, thereby cancelling any proxy previously given by such stockholder.

Shares Held Through Banks, Brokers or Other Intermediaries

If you are the beneficial owner of shares held for you by a bank, broker or other holder of record and do not return your voting instructions, the broker or other nominee may vote your shares solely with respect to such matters for which the broker or other nominee has discretionary authority. Under applicable rules, brokers have discretionary authority to vote on “routine” matters, which includes the ratification of the appointment of the independent registered public accounting firm. Brokers will not have the discretion to vote on any of the other matters to come before the Annual Meeting, and broker non-votes will not have any effect on the outcome of such matters.

Vote Required

Election of Directors—Nominees for director will be elected by a plurality of the votes cast (i.e., the highest number of votes cast) at the Annual Meeting by the holders of Common Stock present in person or represented by proxy and entitled to notice of, and to vote at, the Annual Meeting. Consequently, only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality. Withheld votes will have no effect on the election of directors. Stockholders have cumulative voting rights with respect to election of directors as described in more detail below under “Election of Directors.”

Ratification of Deloitte & Touche LLP—The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to notice of, and to vote at, the Annual Meeting is necessary to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for AV Homes for the year ending December 31, 2018. Abstentions will have the same effect as votes against such proposal because the shares are considered present at the meeting but are not affirmative votes.

Advisory Say on Pay Vote—The resolution approving the Company’s executive compensation is advisory and non-binding. However, we will consider the stockholders to have approved the advisory resolution on executive compensation if the number of shares voted “FOR” the proposal exceed the number of shares voted “AGAINST” the proposal. Accordingly, abstentions will have no effect on the advisory vote on executive compensation.

Attendance at the Meeting

If you plan to attend the meeting, please mark the box provided on your proxy card so that we may send you an attendance card. Stockholders who have beneficial ownership of Common Stock that is held by a bank or broker should bring account statements or letters from their banks or brokers indicating that they owned Common Stock on April 6, 2018. Stockholders also may obtain an attendance card by submitting a written request to the Corporate Secretary of AV Homes.

PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

Principal Stockholders

The following table sets forth, as of the Record Date, unless noted otherwise, information with respect to each person or entity known by the Board of Directors to be the beneficial owner of more than 5% of the outstanding Common Stock. Except as otherwise indicated, all shares are owned directly and the beneficial owners have sole voting and dispositive power over the shares.

Name of Beneficial Owner	Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
TPG Advisors VI, Inc.	301 Commerce Street, Suite 3300 Fort Worth, Texas 76102	10,219,033	(1)	43.8%
First Manhattan Co.	399 Park Avenue New York, New York 10022	1,892,985	(2)	8.5%
The Leon Levy Foundation	One Rockefeller Plaza, 20th Floor New York, New York 10020	1,158,664	(3)	5.2%

(1)	Based on information set forth in Amendment No. 2 to Schedule 13D, filed on June 23, 2015, TPG Advisors VI, Inc. (“TPG Advisors”) is deemed to beneficially own 10,219,033 shares of our Common Stock, which includes 1,004,016 shares issuable upon the conversion of the 6.00% Notes (defined below) held by TPG Aviator, L.P. TPG Advisors has shared voting and dispositive power with respect to all such shares.
(2)	Based on information set forth in Amendment No. 10 to Schedule 13G, filed on February 9, 2018, First Manhattan Co. (“FMC”), a registered investment adviser, is deemed to beneficially own 1,892,985 shares. Based on such information, FMC has sole voting and dispositive power with respect to 98,101 shares, shared voting power with respect to 1,657,475 shares, and shared dispositive power with respect to 1,794,884 shares.
(3)	Based on information set forth in Schedule 13G, filed on November 25, 2013, The Leon Levy Foundation (the “Foundation”) is deemed to beneficially own 1,158,664 shares. The Foundation has shared voting and dispositive power with respect to all such shares. Shelby White and Elizabeth Moynihan are both trustees of the Foundation and, accordingly, may be deemed to beneficially own the shares beneficially owned by the Foundation. According to the Schedule 13G, each of Shelby White and Elizabeth Moynihan disclaims beneficial ownership of any and all such securities in excess of her actual pecuniary interest. Shelby White owns 43,782 shares of our Common Stock in her individual capacity.

Security Ownership of Management

The following table sets forth, as of the Record Date, information with respect to the outstanding shares of Common Stock owned beneficially by each current director, each of the Named Executive Officers identified herein under the caption “Summary Compensation Table,” and all current directors and executive officers of AV Homes as a group. Except as otherwise indicated, all shares are owned directly, and the beneficial owners have sole voting and dispositive power over the shares.

Name or Group	Shares Owned Directly and Indirectly (1)		Options Exercisable and RSUs and Stock Units Convertible within 60 Days (2)	Total Beneficial Ownership	Percent of Class (3)
Paul D. Barnett	25,957		19,934	45,891	*
Matthew Coleman (4)	0		0	0	*
Roger W. Einiger	42,216		28,129	70,345	*
Paul Hackwell (4)	0		0	0	*
Joshua L. Nash	812,877	(5)	29,448	842,325	3.8%
Jonathan M. Pertchik (4)	9,007		12,095	21,102	*
Michael F. Profenius	9,007		11,478	20,485	*
Aaron D. Ratner (4)	0		0	0	*
Joel M. Simon	19,617		10,546	30,163	*
Roger A. Cregg	254,653		341,688	596,341	2.6%
Michael S. Burnett	36,282		68,453	104,735	*
S. Gary Shullaw	21,508		2,158	23,666	*
All current directors and executive officers as a group (consisting of 12 persons)	1,231,124		523,929	1,755,053	7.7%

*	Represents less than one percent.
(1)	The information as to securities owned by directors and executive officers was furnished to AV Homes by such directors and executive officers. Certain of these shares held by current executive officers remain subject to vesting conditions and may be forfeited in the future if such vesting conditions are not satisfied.
(2)	For certain directors, this amount includes stock units representing deferred directors’ fees, which stock units become issuable as shares of Common Stock at the earlier of a date designated by the individual director or the date of the individual’s separation from service as a director. See “Deferred Compensation Plan.”
(3)	Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage of shares owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. On the Record Date, there were 22,348,223 shares of Common Stock issued and outstanding.
(4)	Messrs. Coleman, Hackwell and Ratner were nominated as directors by TPG (defined below) and are employed by TPG. They each disclaim beneficial ownership of the shares held by TPG and any of its affiliates. Mr. Pertchik was also nominated as a director by TPG; however, he is not directly employed by TPG.
(5)	Includes (i) 173,900 shares held indirectly by Mr. Nash through a trust for the benefit of his mother; (ii) 390,800 shares held by a limited partnership whose managing partner is directly controlled by Mr. Nash; and (iii) 59,023 shares held by an offshore fund whose management company is controlled by Mr. Nash. In the case of the limited partnership and offshore fund, Mr. Nash disclaims beneficial ownership except to the extent of his pecuniary interest in such shares.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board of Directors met ten times during 2017 and acted twice by unanimous written consent. During fiscal 2017, all of the incumbent directors attended 75% or more of the aggregate of their respective Board and committee meetings. The Board encourages each of its members to attend each annual meeting of stockholders, but recognizes that unavoidable circumstances may prevent attendance. All members of the Board who were standing for election or reelection attended the 2017 annual meeting of stockholders.

Certain Committees of the Board

To assist it in carrying out its duties, the Board has established various committees. Current committees and current members thereof are as follows:

Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee	Finance Committee
Joel M. Simon (1)	Paul D. Barnett (1)	Roger W. Einiger (1)	Joshua L. Nash (1)
Roger W. Einiger	Paul Hackwell	Matthew Coleman	Paul D. Barnett
Jonathan M. Pertchik	Michael F. Profenius	Paul Hackwell	Matthew Coleman
		Joshua L. Nash	Michael F. Profenius
		Joel M. Simon	Aaron D. Ratner

(1)	Chairman

Audit Committee

The Audit Committee assists the Board in fulfilling its responsibility to oversee management regarding: (i) the conduct and integrity of AV Homes’ financial reporting; (ii) AV Homes’ systems of internal accounting and financial and disclosure controls; (iii) the qualifications, engagement, compensation, independence and performance of the independent auditors, their conduct of the annual audit and their engagement for any other services; (iv) oversight and supervision of the internal audit department; (v) AV Homes’ legal and regulatory compliance; (vi) the application of AV Homes’ related person transaction policy; (vii) codes of business conduct as established by management and the Board; and (viii) the preparation of the Audit Committee Report for inclusion in the annual proxy statement. The Committee may also perform such other tasks as are assigned to it from time to time by the Board. The Committee has the authority to obtain advice and assistance from, and receive adequate resources and funding from AV Homes for, outside counsel, independent auditors or other advisors. The Committee met five times during the fiscal year ended December 31, 2017. The Committee is governed by a written charter approved by the Board. The charter is available on AV Homes’ website at www.avhomesinc.com on the Investor Relations page under Corporate Governance.

All members of the Committee have been determined to be independent (see “Director Independence”). The Board has also determined that all members of the Committee are financially literate under the listing standards of the Nasdaq Stock Market (“Nasdaq”) and Joel M. Simon is the Committee’s “audit committee financial expert,” as defined in the rules of the SEC and for purposes of Nasdaq’s listing standards.

Audit Committee Report

The Audit Committee has reviewed and discussed AV Homes’ audited financial statements for the fiscal year ended December 31, 2017 with management.

The Committee has discussed with Deloitte & Touche LLP, AV Homes’ independent auditors, the matters required to be discussed by applicable Public Company Accounting Oversight Board standards.

The Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence and has discussed with Deloitte & Touche LLP their independence.

Based on the review and discussions referred to above, the Committee recommended to AV Homes’ Board of Directors that its audited financial statements be included in AV Homes’ Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Joel M. Simon, Chairman

Roger W. Einiger

Jonathan M. Pertchik

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in: (i) identifying, screening and reviewing individuals to serve as directors and recommending candidates for nomination for election at the annual meeting of stockholders or to fill Board vacancies; (ii) overseeing AV Homes’ policies and procedures for receipt of stockholder suggestions regarding composition of the Board and recommendations of candidates for nomination; (iii) overseeing implementation of AV Homes’ Corporate Governance Guidelines and Principles; (iv) coordinating periodic self-assessments for the Board and its committees; and (v) reviewing AV Homes’ overall corporate governance and recommending changes when necessary or desirable. The Committee may also perform such additional tasks as assigned to it by the Board. The Committee has the authority to obtain advice and assistance from, and receive adequate resources and funding from AV Homes for, outside counsel, consultants and other advisors. The Committee met twice during the fiscal year ended December 31, 2017.

All members of the Nominating and Corporate Governance Committee have been determined to be independent (see “Director Independence”). The Committee is governed by a written charter approved by the Board. The charter is available on AV Homes’ website at www.avhomesinc.com on the Investor Relations page under Corporate Governance.

The Nominating and Corporate Governance Committee assesses the appropriate size of the Board, evaluates Board membership, and identifies and reviews director nominee candidates. The Committee considers candidates for Board membership received from all sources based upon various criteria, including their business and professional skills and experience, personal integrity and judgment, commitment to representing the long-term interests of stockholders and availability to participate in Board activities. The Committee will consider candidates suggested by its members, other Board members, management and stockholders, and may, if necessary or appropriate, utilize the services of a professional search firm. In order to be considered, a recommendation from a stockholder must include the stockholder’s name and contact information, the candidate’s name and contact information, a brief description of the candidate’s background and qualifications and a statement by the candidate that he or she is willing and able to serve on the Board. The Committee may also require candidates to provide such other information as it may request.

The Committee reviews periodically and recommends to the Board for approval any changes in the compensation of non-employee directors. Any equity compensation awards for non-employee directors recommended by the Nominating and Corporate Governance Committee are approved by the Compensation Committee under the 2015 Incentive Compensation Plan, as amended and restated.

AV Homes’ By-Laws establish advance notice procedures with respect to nominations for election of directors at an annual meeting (see “Stockholders’ Proposals and Nominations of Board Members”).

Compensation Committee

The Compensation Committee assists the Board in overseeing management compensation policies and practices, including (i) determining and approving the compensation of the CEO and the Company’s other executive officers; (ii) reviewing and approving management incentive compensation policies and programs and exercising discretion in the administration of such programs; and (iii) reviewing and approving equity compensation programs for employees and exercising discretion in the administration of such programs. It also reviews and discusses with AV Homes’ management proposed Compensation Discussion and Analysis disclosure and determines whether to recommend such disclosure to the Board for inclusion in AV Homes’ proxy statement and Annual Report on Form 10-K. The recommendation is described in a Compensation Committee Report included in the proxy statement. The Committee may perform such other tasks as assigned to it by the Board. The Committee may delegate any of its responsibilities to a sub-committee comprised solely of one or more of its members so long as such delegation is consistent with law and applicable rules of the SEC and Nasdaq. Pursuant to the Committee’s charter, in 2017, the Committee formed a sub-committee consisting solely of the members of the Committee who are not appointed by TPG (as defined below) for the purpose of approving certain compensation intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code, as in effect prior to the adoption of the Tax Cuts and Jobs Act of 2017, which was signed into law on December 22, 2017. The Committee has the authority to obtain advice and assistance from the Committee’s outside counsel, compensation consultants and other advisors with funding from the Company. The Committee met four times and acted by written consent three times during the fiscal year ended December 31, 2017.

As part of the TPG Investment (described and defined under “Certain Relationships and Related Transactions” below), we must constitute our Compensation Committee as a five member committee and (i) for so long as TPG Aviator, L.P. (“TPG”) and its affiliates own at least 15% of our Common Stock, TPG has the right to have two Board members appointed to the Compensation Committee, and (ii) for so long as TPG and its affiliates own at least 5% but less than 15% of our Common Stock, TPG has the right to have one Board member appointed to the Committee. TPG has no such appointment rights if its level of ownership is less than 5% of our Common Stock. Additionally, for so long as TPG is entitled to designate at least one member of the Compensation Committee, the Board may not authorize or cause to be taken any of the following actions without the requisite approval of the Compensation Committee (which approval, for so long as TPG is entitled to nominate two members of the Compensation Committee, in most cases must include the approval of four out of the five members of the Compensation Committee):

•	any adoption of any new, or expansion of any existing, equity incentive plan relating to a key executive officer; and

•	any changes to, or the adoption of, any compensation arrangements for any members of the Board or members of senior management.

For further information on the Compensation Committee’s processes and procedures for consideration and determination of executive compensation, see the Compensation Discussion and Analysis below. All members of the Compensation Committee have been determined to be independent (see “Director Independence”). The Compensation Committee is governed by a written charter approved by the Board. The charter sets out in greater detail the specific responsibilities of the Compensation Committee. A current copy of the charter is available on AV Homes’ website at www.avhomesinc.com on the Investor Relations page under Corporate Governance.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal 2017 were Messrs. Coleman, Einiger, Hackwell, Nash, Simon and Kelvin Davis. Mr. Davis resigned effective January 31, 2017, which was followed by Mr. Coleman’s appointment to the Compensation Committee on the same day. None of these members of the Compensation Committee have been an executive officer or employee of AV Homes, and none were party to any related person transaction with AV Homes that would require disclosure in this Proxy Statement. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation Committee during 2017.

Finance Committee

The Finance Committee assists the Board in overseeing certain finance, capital expenditure and other matters. The Committee may perform such other tasks as assigned to it by the Board. The Committee may delegate any of its responsibilities to a sub-committee comprised solely of one or more of its members so long as such delegation is consistent with law and applicable rules of the SEC and Nasdaq. The Committee met five times during the fiscal year ended December 31, 2017.

As part of the TPG Investment (described and defined under “Certain Relationships and Related Transactions” below), the Company must constitute our Finance Committee as a five member committee and (i) for so long as TPG and its affiliates own at least 15% of our Common Stock, TPG has the right to have two Board members appointed to the Finance Committee, and (ii) for so long as TPG and its affiliates own at least 5% but less than 15% of our Common Stock, TPG has the right to have one Board member appointed to the Finance Committee. TPG has no such appointment rights if its level of ownership is less than 5% of our Common Stock. Additionally, for so long as TPG is entitled to designate at least one member of the Finance Committee, the Board may not authorize or cause to be taken any of the following actions without the requisite approval of the Finance Committee (which approval, for so long as TPG is entitled to nominate two members of the Finance Committee, in most cases must include the affirmative vote of at least one Committee member nominated by TPG):

•	any sale or issuance of any capital stock or other security of the Company or any subsidiary (including options and convertible or exchangeable instruments), except for certain permitted issuances;

•	any redemption, purchase, repurchase or other acquisition of capital stock of the Company (other than in connection with equity compensation arrangements);

•	any incurrence or assumption of liability for indebtedness other than certain ordinary course borrowings;

•	any hiring or firing of members of senior management;

•	any land or builder acquisitions, any acquisition or dispositions of subsidiaries or any other acquisitions or dispositions that are greater, in each case, than $5 million (including total expected capital requirements associated with the acquisition or disposition of the land, as the case may be, and all land development work required to get the land ready for the construction of homes);

•	any capital expenditures or land commitments over the budget approved by the Board, or otherwise greater than $10 million; and

•	any entry into new markets or lines of business.

The Finance Committee is governed by a written charter approved by the Board. The charter sets out in greater detail the specific responsibilities of the Finance Committee. A current copy of the charter is available on AV Homes’ website at www.avhomesinc.com on the Investor Relations page under Corporate Governance.

Director Compensation

The Nominating and Corporate Governance Committee reviews director compensation annually. In November 2016, the Nominating and Corporate Governance conducted a review of our director compensation compared to market data, with assistance from the Compensation Committee’s independent consultant, Pearl

Meyer & Co. (“Pearl Meyer”), which concluded that our non-employee director compensation, which had remained constant since 2012, was in the bottom quartile of both our peer company and general industry data. Accordingly, and in order to ensure that the Board can continue to attract and retain top talent to fill Board seats, our director compensation program was modified effective January 1, 2017 to bring our director compensation program closer to the median of the market data.

Directors who are our employees or who are employed by TPG are not separately compensated by us for their service on our Board or its committees. For our other directors, we pay an annual cash retainer, payable in quarterly installments. For 2017, the base annual cash retainer for service on the Board was $70,000. The Chairmen of the Audit Committee, Finance Committee, Compensation Committee and Nominating and Corporate Governance Committee receive additional compensation of $20,000, $20,000, $15,000 and $10,000 per annum, respectively. The Chairman of the Board also receives an independent chairman retainer of $40,000.

We also generally provide each of our non-employee directors who are not employed by TPG with an annual equity award of restricted stock units (“RSUs”) having a value equal to approximately $70,000. Accordingly, on June 1, 2017, each reelected non-employee director (other than those employed by TPG) were awarded 4,321 RSUs for service on our Board for the term beginning at the 2017 annual meeting of stockholders. The RSUs will vest and be converted into an equivalent number of shares of Common Stock upon the earlier of the first anniversary of the date of the award and the date immediately preceding the date of AV Homes’ 2018 annual meeting of stockholders, provided that the director is a member of the Board of Directors on such vesting date. The RSUs will vest immediately upon the death or disability of the director or upon a change of control of the Company. If the director ceases to be a member of the Board of Directors for any other reason, the RSUs will be forfeited, unless the Board of Directors provides otherwise.

In lieu of director fees (including equity awards) that would otherwise be payable to directors who are employed by TPG, AV Homes pays a quarterly monitoring fee to TPG Management (as defined under “Certain Relationships and Related Transactions”). This monitoring fee is reduced on a dollar for dollar basis by compensation paid to the TPG Nominated Directors who are not employed by TPG.

The following table sets forth the retainer, other cash fees and equity compensation earned during the fiscal year ended December 31, 2017, by non-employee directors.

Name	Fees Earned or Paid in Cash ($) (1)	Annual Stock Awards ($) (2)	Total ($)
Paul D. Barnett	80,000	70,000	150,000
Matthew Coleman (3)	—	—	—
Kelvin L. Davis (3)	—	—	—
Roger W. Einiger	85,000	70,000	155,000
Paul Hackwell (3)	—	—	—
Joshua L. Nash	130,000	70,000	200,000
Jonathan M. Pertchik	70,000	70,000	140,000
Michael F. Profenius	70,000	70,000	140,000
Aaron Ratner (3)	—	—	—
Joel M. Simon	90,000	70,000	160,000

(1)	Includes amounts of $84,964, $129,953, $46,857, $34,965 and $22,443 for Messrs. Einiger, Nash, Pertchik, Profenius and Simon, respectively, which were deferred during 2017 and are represented by stock units under the deferral program described below under the heading “Deferred Compensation Plan.”
(2)	Represents the aggregate grant date fair value of 4,321 RSUs (or $16.20 per share). The grant date fair value is calculated in accordance with ASC 718 by using the closing price of the Common Stock on the award grant date.
(3)	As described above, the TPG Nominated Directors who are employed by TPG do not receive director compensation from the Company. Kelvin L. Davis resigned from the Board of Directors effective January 31, 2017.

Deferred Compensation Plan

The Nominating and Corporate Governance Committee adopted a deferral program applicable to non-employee directors in June 2005, which was amended on December 6, 2016. Under the deferral program as amended, non-employee directors may elect to defer up to 100% of annual retainer fees and/or chairperson fees, for which the director is credited with a number of stock units based upon the closing price of the Common Stock on the last trading day of each quarter. The stock units become distributable as shares of Common Stock upon the earlier of a date designated by the individual director or the date of the individual’s separation from service as a director.

Communication with the Board of Directors

A stockholder who wishes to communicate with the Board, or specific individual directors, may direct written communication addressed to the Board or such director or directors in care of the Corporate Secretary, AV Homes, Inc., 6730 N. Scottsdale Rd., Suite 150, Scottsdale, Arizona 85253. The Corporate Secretary will deliver any communications to our independent Chairman of the Board, other than those that do not relate to any Board matter, which the Corporate Secretary may handle on his or her own.

Corporate Governance Guidelines and Principles

The Board of Directors has adopted Corporate Governance Guidelines and Principles as a component of the flexible governance framework within which the Board, assisted by its committees, directs AV Homes’ affairs. The Corporate Governance Guidelines and Principles, which define the role of the Board of Directors, are available on AV Homes’ website at www.avhomesinc.com on the Investor Relations page under Corporate Governance.

In 2015, the Board amended and restated the Corporate Governance Guidelines and Principles to include a stock ownership guideline applicable to all non-employee directors who receive the standard director compensation. The guideline requires such directors to own shares of the Company’s Common Stock having a value equal to three times the director’s annual cash retainer. Directors have three years from the date of election to comply with the stock ownership threshold. All shares the directors beneficially own, and any shares subject to stock units issued by the Company, count toward the stock ownership guideline. Based on the most recent review, all directors who are subject to the stock ownership guidelines are in compliance.

Director Independence

The Board of Directors has determined that all members of the Board of Directors during the year ended December 31, 2017 and all current members of the Board of Directors meet the qualification standards set forth in AV Homes’ Corporate Governance Guidelines and Principles and meet the independence criteria under the rules and regulations of Nasdaq, except for Roger A. Cregg, President and Chief Executive Officer. In making such determination, the Board of Directors considered relevant facts regarding such directors, in particular that each director determined to be independent does not have a material relationship with AV Homes, either directly (other than as a director and/or stockholder) or as a stockholder, director, officer, partner or affiliate of an organization that has a relationship with AV Homes. The Board of Directors has further determined that all current members of the Audit Committee meet the more stringent independence requirements of the SEC and Nasdaq for Audit Committee membership, and all current members of the Compensation Committee meet the more stringent independence requirements of Nasdaq for Compensation Committee membership.

Board Leadership Structure

AV Homes’ Board of Directors determined to separate the positions of Chairman of the Board and Chief Executive Officer because the functions and responsibilities of the positions are different. The Chairman of the

Board is a senior principal of a firm that was a long-time stockholder of the Company. He represents the interests of all of the Company’s stockholders from a global strategy perspective. The Chairman of the Board does not oversee the day-to-day business of the Company. Mr. Nash has served as the independent Chairman of the Board since September 2004.

The Chief Executive Officer is primarily responsible for developing AV Homes’ business strategy and is in charge of the Company’s day-to-day operations. With the oversight of the Board and the Board’s committees, the Chief Executive Officer works full time in (i) creating and implementing the Company’s business plan, (ii) directing the Company’s business, and (iii) managing the Company’s real estate and homebuilding activities.

Board’s Role in Risk Oversight

While management is responsible for the day-to-day management of risk, the Board plays an ongoing and active role in the oversight of risk. The Audit Committee carries out its oversight responsibilities by regularly reviewing and discussing with management areas of material risk to the Company, which may include financial risks, legal and regulatory risks, operational risks and strategic risks, along with key risk areas within each of those risk categories. The Audit Committee also reviews with management, as appropriate, mitigation measures being taken to address such risks. The Company has an enterprise risk management program, which is coordinated by the Company’s General Counsel and Chief Executive Officer and overseen by the Audit Committee. As part of the enterprise risk management program, financial, legal, regulatory, reputational, operational and strategic risks are reviewed across the entire Company and reported to the Audit Committee on a quarterly basis.

The Compensation Committee also considers and discusses, at least annually, risks associated with our executive compensation arrangements and has concluded that the risks associated with our compensation practices and policies are not likely to have a material adverse effect on the Company.

The Board as a whole also engages in the oversight of risk in several ways, including through the receipt of periodic reports from the Audit Committee and Compensation Committee on areas of risk reviewed by each committee. The Board also relies on the Finance Committee to review and approve certain financing and other strategic matters as discussed above. Additionally, the Board reviews and approves the Company’s operating plan and budget on an annual basis and reviews risks associated with the execution of that plan.

Code of Business Conduct and Ethics

The Board of Directors, through the Audit Committee, has adopted a Code of Business Conduct applicable to all directors, officers and employees of AV Homes. Its purpose is to promote the commitment of the Board and management to a high standard for ethical business practices. The Code of Business Conduct is available on AV Homes’ website at www.avhomesinc.com on the Investor Relations page under Corporate Governance.

Related Person Transaction Policy

To supplement the broader provisions of AV Homes’ Code of Business Conduct, the Board of Directors has adopted a policy and procedures for review and approval or ratification by the Audit Committee of transactions in which the Company participates and a “related person” has a material direct or indirect interest. Pursuant to this policy, a “related person” means: each director and executive officer of the Company; any director nominee; any greater than five percent stockholder; any immediate family member of any of the foregoing; and any company or another entity that employs or is controlled by any of them, or in which any of them have a material ownership or financial interest.

Generally under the policy, any director, executive officer or nominee who intends to enter into a related person transaction, and any employee of the Company who intends to cause the Company to enter into a related person transaction, is required to disclose all material facts regarding the proposed transaction to the Audit Committee. The transaction will be reviewed by the Audit Committee and, in its discretion, approved or ratified. In connection with approving or ratifying a related person transaction, the Audit Committee considers, in light of the relevant facts and circumstances, whether or not the transaction is in the best interests of the Company. Thus, it may consider many factors, such as the relationship of the related person with the Company, the materiality or significance of the transaction to the Company and the related person, the business purpose and reasonableness of the transaction, whether the transaction is comparable to a transaction that could be available to the Company on an arm’s-length basis, and the impact of the transaction on the Company’s business and operations. The related person transaction policy is available on AV Homes’ website at www.avhomesinc.com on the Investor Relations page under Corporate Governance.

Certain Relationships and Related Transactions

TPG Investment—In June 2013, AV Homes issued to TPG 2,557,474 shares of AV Homes’ Common Stock, at a purchase price of $14.65 per share, and 665,754.3 shares of a newly authorized series of AV Homes’ preferred stock, designated as Series A Contingent Convertible Cumulative Redeemable Preferred Stock, par value $0.10 per share (the “Series A Preferred Stock”), at a purchase price and liquidation preference of $146.50 per share, for an aggregate investment in AV Homes by TPG of $135 million (the “TPG Investment”). TPG subsequently converted the Series A Preferred Stock into shares of our Common Stock at a conversion ratio equal to ten shares of Common Stock per one share of Series A Preferred Stock.

Pursuant to the terms of a stockholders agreement AV Homes and TPG entered into in connection with the TPG Investment, AV Homes agreed to increase the size of its Board of Directors from six to ten members, and TPG was granted the right to nominate four directors to the Board. The Board of Directors is currently set at ten members, including four directors who were nominated by TPG: Mr. Coleman, the Chief Operating Officer of TPG Real Estate; Mr. Hackwell, a Principal at TPG Capital, LP (“TPG Capital”); Mr. Ratner, a Vice President in TPG Capital’s Real Estate Group; and Mr. Pertchik, the Chief Executive Officer of InTown Suites (collectively, the “TPG Nominated Directors”).

Going forward, TPG will continue to be entitled to nominate to the Board (i) four directors if TPG and its affiliates own at least 30% of our Common Stock, (ii) three directors if TPG and its affiliates own at least 20%, but less than 30% of our Common Stock, (iii) two directors if TPG and its affiliates own at least 15% but less than 20% of our Common Stock, and (iv) one director if TPG and its affiliates own at least 5% but less than 15% of our Common Stock. TPG has no Board nomination rights if its level of ownership of AV Homes is less than 5%. In addition, in connection with the stockholders agreement, AV Homes agreed to constitute each of its Compensation Committee and Finance Committee as five-member committees and (a) for so long as TPG and its affiliates own at least 15% of our Common Stock, TPG has the right to have two Board members appointed to each such committee, and (b) for so long as TPG and its affiliates own at least 5% but less than 15% of our Common Stock, TPG has the right to have one Board member appointed to each such committee. Further, AV Homes agreed that for so long as TPG and its affiliates own at least 5% of our Common Stock, each other committee of the Board will be constituted as three-member committees and TPG has the right to have one Board member appointed to each such committee. TPG has no such committee appointment rights if its level of ownership of AV Homes is less than 5%. Messrs. Coleman and Hackwell currently serve as TPG Nominated Directors on the Compensation Committee, while Messrs. Coleman and Ratner serve as TPG Nominated Directors on the Finance Committee.

Pursuant to the terms of the stockholders agreement, for so long as TPG and its affiliates continue to own at least the greater of (i) 25% of the number of shares owned by them at the closing of the TPG Investment (assuming full conversion of the Series A Preferred Stock) and (ii) 10% of our Common Stock, AV Homes is not permitted to take any of the following actions without the prior written consent of TPG:

•	Any amendment to the governing documents of AV Homes or its subsidiaries adverse to TPG;

•	Any voluntary liquidation, dissolution or winding up of AV Homes;

•	Any voluntary bankruptcy or insolvency action, or any consent to any involuntary bankruptcy or similar proceeding;

•	Any increase or decrease in the size of the Board or any committee;

•	Any change in the rights and responsibilities of either the Finance Committee or the Compensation Committee; and

•	Any issuance of equity securities that is senior to the Common Stock.

In addition, for so long as TPG’s ownership of AV Homes is equal to or greater than 5% of our Common Stock, the Finance Committee of the Board is required to approve (i) any sale, issuance or authorization of new securities by AV Homes or any subsidiary, except for certain permitted issuances, (ii) any redemption, purchase, repurchase or other acquisition of securities by AV Homes or any subsidiary, other than in connection with equity compensation arrangements, (iii) any incurrence of indebtedness or certain debt-like obligations, with limited exceptions, (iv) any hiring or firing of members of senior management, (v) any land or builder acquisitions or dispositions, any acquisitions or dispositions of subsidiaries or any other acquisitions or dispositions, in each case, that are greater than $5 million (including total expected capital requirements), (vi) any capital expenditures or land commitments over the annual budget approved by the Board of Directors, or otherwise greater than $10 million, and (vii) any entry into new markets or lines of business.

Further, as long as TPG’s ownership of AV Homes is equal to or greater than 5% of our Common Stock, the Compensation Committee of the Board is required to approve (i) any adoption of any new, or expansion of any existing, equity incentive plan and (ii) any changes to, or the adoption of, any compensation arrangements for any members of the Board of Directors or members of senior management. During such period, the Board may not approve such matters without the requisite committee approval, which in most cases will require the approval of at least one of the committee members appointed by TPG.

Pursuant to the terms of the stockholders agreement, except in certain cases, TPG has a pre-emptive right to participate in future equity issuances by AV Homes, on a pro-rata basis, for so long as TPG (together with its affiliates) owns at least 10% of our Common Stock. The stockholders agreement also provides for customary registration rights with respect to Common Stock held by TPG, its affiliates and their permitted transferees. Pursuant to such registration rights, TPG has, subject to certain limitations, the right to require AV Homes to register TPG securities on three separate occasions and has piggyback registration rights in connection with offerings by AV Homes or other stockholders.

AV Homes and TPG VI Management, LLC (“TPG Management”), an affiliate of TPG, are parties to a management services agreement that sets forth certain financial advisory services to be provided by, and fees to be paid to, TPG Management in connection with ongoing services to AV Homes. Pursuant to the management services agreement and in exchange for certain ongoing advisory and consulting services, AV Homes agreed to pay to TPG Management a monitoring fee equal to $465,000 per year for so long as TPG and its affiliates own at least 30% of the Common Stock outstanding and also to reimburse expenses incurred by TPG Management and its affiliates to provide services or enforce its rights under the management services agreement, not to exceed $50,000 per year. In each case, the monitoring fee will be reduced proportionately based on TPG’s board representation rights under the stockholders agreement, as described above. The monitoring fee is payable quarterly in advance. The monitoring fee is also reduced by director fees (including equity awards) payable to the TPG Nominated Directors who are not employed by TPG. For 2017, AV Homes paid TPG Management an annual monitoring fee of $325,000 and $36,967 for reimbursement of expenses under the management services agreement.

TPG Investment in 6.00% Senior Convertible Notes—On June 23, 2015, AV Homes completed a private offering of $80.0 million aggregate principal amount of 6.00% Senior Convertible Notes due 2020 (the “6.00%

Notes”). The 6.00% Notes were issued pursuant a series of separate, privately negotiated note purchase agreements entered into on June 17, 2015 by us and certain qualified institutional buyers. TPG purchased $20.0 million aggregate principal amount of 6.00% Notes for $20.0 million in cash, resulting in a fully diluted beneficial ownership of approximately 43.8% of our Common Stock for TPG at the time of the transaction. Pursuant to the terms of the Company’s Related Person Transaction Policy, the Audit Committee of the Company’s Board of Directors reviewed and approved the terms of the 6.00% Notes and TPG’s purchase of 6.00% Notes. In connection with TPG’s investment, TPG waived its rights under the stockholders agreement to purchase additional 6.00% Notes. Additionally, on January 12, 2016, the Audit Committee approved the Company’s reimbursement to TPG for certain out-of-pocket expenses totaling $82,135, incurred by TPG in connection with TPG’s evaluation and review of its participation in the 6.00% Notes offering, including a review of the potential impact of TPG’s participation on the Company’s deferred tax asset.

ELECTION OF DIRECTORS

(Item 1)

At the Annual Meeting, the 10 nominees for director named in this Proxy Statement will stand for election for the ensuing year and until their respective successors are duly elected and qualified.

Stockholders have cumulative voting rights with respect to the election of directors. Under cumulative voting, each stockholder is entitled to the same number of votes per share as the number of directors to be elected (or, for purposes of this election, ten votes per share). A stockholder may cast all such votes for a single nominee or distribute them among the nominees, as such stockholder wishes, either by so marking his or her ballot at the meeting, by specific voting instructions sent to AV Homes with a signed proxy, or via Internet or by telephone in accordance with instructions on the proxy card. In connection with the solicitation of proxies, discretionary authority to cumulate votes is being solicited. Unless authority to vote for the nominees for director is withheld, it is the intention of the persons named in the accompanying proxy to vote the proxies in such manner as will elect as directors the nominees named below.

All of the nominees were last elected at the June 1, 2017 annual meeting of stockholders.

The Board of Directors does not contemplate that any of the persons named below will be unable, or will decline, to serve. However, if any of such persons is unable or declines to serve, the persons named in the accompanying proxy may vote for another person or persons in their discretion.

The following paragraphs set forth information with respect to each nominee for director, including positions currently held, prior occupation and business experience for more than the past five years. In concluding an individual should be recommended to serve as a director, the Nominating and Corporate Governance Committee considers each person’s business and professional skills and experience, qualifications and attributes, as well as personal integrity and judgment. Although it does not have a formal diversity policy, the Nominating and Corporate Governance Committee considers, among other attributes, diversity of gender, professional experience and skills of the individuals to be recommended to the Board for nomination for election to the Board. Except as otherwise indicated, the following nominees have not been principally employed by any subsidiary or affiliate of AV Homes. There are no family relationships between any nominee, director or executive officer of AV Homes.

Paul D. Barnett, Director since May 2007

Mr. Barnett, 57, has been Managing Director at Ulysses Management, LLC, a private investment firm, since February 2005. Prior thereto, he was Managing Principal at Odyssey Investment Partners, LLC, a private investment firm, from 1997 to 2004. From 2001 to August 2005, he served as director and Chairman of the Audit Committee of Dresser, Inc. Mr. Barnett graduated from McGill University with a B.A. in Economics. He currently serves on the Board of Managers for Ice House America, LLC and Artisanal Brewing Ventures, LLC, private limited liability companies. Mr. Barnett’s experience and expertise in investment management, investment banking and the securities markets are valuable assets for AV Homes when seeking financing or raising capital.

Matthew Coleman, Director since January 2017

Mr. Coleman, 41, is a Partner and the Chief Operating Officer of TPG Real Estate. From 2005 until he joined TPG in 2012, Mr. Coleman was the Chief Operating Officer and General Counsel of the real estate private equity group at D. E. Shaw & Co., L.P., a global investment and technology development firm. From 2000 through 2005, Mr. Coleman was an attorney in the New York City office of Cravath, Swaine & Moore LLP, where he practiced in the areas of mergers and acquisitions, leveraged finance, and securities. Mr. Coleman graduated summa cum laude from Wake Forest University with a degree in Economics and was elected to Phi

Beta Kappa. He earned a J.D. from Yale Law School, where he served as an editor of the Yale Law Journal and as the editor-in-chief of the Yale Journal on Regulation. Mr. Coleman is currently on the Boards of Directors of TPG Real Estate Finance Trust, Inc. and Bluegrass Senior Living. Mr. Coleman is a TPG Nominated Director, and we are required pursuant to the stockholders agreement with TPG to nominate him for election to the Board. Mr. Coleman’s experience in real estate investment allows him to provide valuable insight to AV Homes and our Board, and his corporate transactional experience provides valuable insight on our acquisition and financing strategies.

Roger A. Cregg, Director since December 2012

Mr. Cregg, 62, has served as our President and Chief Executive Officer, and member of our Board of Directors, since December 2012. Prior to joining AV Homes, he served as Senior Vice President of Finance and Chief Financial Officer of The ServiceMaster Company, a residential and commercial service company, from August 2011 through November 2012. He served as Executive Vice President of PulteGroup, Inc. (formerly known as Pulte Homes, Inc.), a national homebuilding company, from May 2003 to May 2011 and Chief Financial Officer of PulteGroup, Inc. from January 1998 to May 2011. He served as Senior Vice President of PulteGroup, Inc. from January 1998 to May 2003. He has served as a director of Comerica Incorporated since 2006. He was a director of the Federal Reserve Bank of Chicago, Detroit Branch, from January 2004 to December 2009 and served as Chair from January to December 2006.

Roger W. Einiger, Director since May 2006

Mr. Einiger, 70, has been President of Hardscrabble Advisors, LLC, a private investment firm, since 2001. Previously, he spent three decades at Oppenheimer & Co. and its successor companies, most recently serving as Vice Chairman. Following the sale of Oppenheimer in 1997, he served as Vice Chairman of CIBC Oppenheimer Corp., an investment banking and brokerage company, and as a consultant to Canadian Imperial Bank of Commerce until 2001. Mr. Einiger previously served as a director of BPW Acquisition Corp. and a director and member of the Audit Committee of NDS Group plc. He also serves as a director or trustee of several philanthropic and academic organizations. During his tenure with Oppenheimer, Mr. Einiger was responsible for finance, operations, technology, and human resources departments. His diverse background lends valuable insight to AV Homes’ Board of Directors and the Audit and Compensation Committees on which he serves.

Paul Hackwell, Director since September 2013

Mr. Hackwell, 38, is a Principal at TPG where he leads the Consumer group. Mr. Hackwell joined TPG in 2006 and is a director of Arden Group, Life Time Fitness, Savers and Viking Cruises. Previously, Mr. Hackwell was a director at Aptalis Pharma and Playa Hotels & Resorts N.V. He is also involved in TPG’s investments in Adare Pharmaceuticals, Aptalis Pharma, Norwegian Cruise Line, Playa Hotel & Resorts. Mr. Hackwell holds an A.B. summa cum laude from Princeton University, an M.Phil from the University of Oxford, where he was a Keasbey Scholar, and an M.B.A. from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar. Mr. Hackwell is a TPG Nominated Director, and we are required pursuant to the stockholders agreement with TPG to nominate him for election to the Board. Mr. Hackwell’s extensive experience in real estate investment and other areas allows him to provide valuable insight to AV Homes and our Board, including with respect to the Company’s investing activities.

Joshua L. Nash, Director since September 2004

Mr. Nash, 56, has been our Chairman of the Board of Directors since September 2004. He is the President of Ulysses Management LLC (“UM”) and Ulysses Management Offshore LLC (“UMO”), both investment advisers registered with the SEC. Since their inception in 1997, UM has served as the investment manager to Ulysses Partners, L.P., and UMO as the investment manager to Ulysses Offshore Fund, Ltd. Mr. Nash is the sole member of Joshua Nash LLC, a General Partner of Ulysses Partners, L.P. He was a General Partner of Odyssey Partners,

L.P., a private investment firm, from 1989 until its liquidation in December 2007. For more than ten years, Mr. Nash has managed investments, including real estate, in excess of $1 billion. His more than 20 years of experience in investment management and his long-term financial interest in AV Homes make him uniquely qualified to serve as AV Homes’ Chairman.

Jonathan M. Pertchik, Director since July 2014

Mr. Pertchik, 51, is the Chief Executive Officer of InTown Suites, a leading provider of economy, extended stay living, a position he has held since July 2014. From February 2013 through June 2014, Mr. Pertchik served as the Chief Executive Officer of ST Residential, LLC, an owner and manager of luxury condominiums, apartment projects, hotels, and office and retail spaces. He previously served as Chief Operating Officer of ST Residential from March 2010 to February 2013. Prior to joining ST Residential, Mr. Pertchik held various executive management positions at WCI Communities, a luxury homebuilder and developer, first as Division President from 2007 to 2008 and then as Chief Restructuring Officer from August 2008 to January 2010. He began his career at The Staubach Company, a commercial real estate brokerage and consulting company. Mr. Pertchik is a TPG Nominated Director, and we are required pursuant to the stockholders agreement with TPG to nominate him for election to the Board. Mr. Pertchik’s extensive experience in the real estate industry allows him to provide valuable insight to AV Homes and our Board, including with respect to the Company’s strategic activities.

Michael F. Profenius, Director since July 2014

Mr. Profenius, 59, has been the Chief Operating Officer of Northwood Investors, a privately held real estate investment advisor, since September 2017. From April 2012 until August 2017, he was a Senior Partner of Grove International Partners, a global private equity firm specializing in real estate investment. Prior to joining Grove, Mr. Profenius served as a Managing Director of Warburg Pincus LLC, a global private equity firm, where he focused on real estate investments, from April 2004 to September 2011. Prior to joining Warburg Pincus, Mr. Profenius spent 18 years at Merrill Lynch & Co, most recently as Co-Head and Management Director of the Global Real Estate Investment Banking and Hospitality Group. He began his career at Dean Witter Realty in 1982. Mr. Profenius’s experience in real estate investment allows him to provide valuable insight to AV Homes and our Board, including with respect to the Company’s investing activities.

Aaron D. Ratner, Director since February 2015

Mr. Ratner, 30, is a Vice President at TPG in the Real Estate Group. Since joining TPG in June 2011, Mr. Ratner has been involved with the firm’s investments in AV Homes, Inc., PointPark Properties Limited, Suburban Housing Partners, The Sea Summit at Marblehead, The Woolgate Exchange, and the formation of TPG Real Estate Finance Trust, a publicly traded mortgage REIT traded on the New York Stock Exchange. Prior to joining TPG, Mr. Ratner worked at Eastdil Secured, a real estate investment bank and wholly owned subsidiary of Wells Fargo & Company, from June 2009 to May 2011. Mr. Ratner holds a B.B.A with distinction from Emory University. Mr. Ratner is a TPG Nominated Director, and we are required pursuant to the stockholders agreement with TPG to nominate him for election to the Board. Mr. Ratner’s experience in real estate investment allows him to provide valuable insight to AV Homes and our Board, including with respect to the Company’s land acquisition and real estate development activities.

Joel M. Simon, Director since May 2004

Mr. Simon, 72, was Partner and Principal in XRoads Solutions Group, LLC, a national financial advisory and consulting firm, from June 2000 until his retirement in April 2013. He was formerly Chief Executive Officer and President of Starrett Corporation from March 1998 to December 1998; Executive Vice President, Chief Operating Officer and director of Olympia & York Companies (U.S.A.) from 1985 to 1996; and Senior Partner with Margolin, Winer & Evens, LLP, a regional accounting firm, from 1976 to 1984. Mr. Simon also served as a director, Chairman of the Audit Committee and member of the Compensation Committee of Frederick’s of Hollywood Group, Inc. Mr. Simon’s extensive financial and operational expertise in many industries, including real estate, make him not only a well-qualified member of AV Homes’ Board but also Chairman of, and financial expert for, its Audit Committee.

Vote Required

Nominees for director will be elected by a plurality of the votes cast (i.e., the highest number of votes cast) at the Annual Meeting by the holders of Common Stock in person or by proxy and entitled to vote at the Annual Meeting. Consequently, only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality.

Board Recommendation

The Board of Directors believes that it is in the best interests of AV Homes and its stockholders to elect the 10 individuals named above to the Board of Directors of the Company and recommends a vote FOR the election of each such individual.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Following this Compensation Discussion and Analysis we present detailed tabular and narrative information concerning the compensation of each of the Named Executive Officers and their employment and other agreements. This detailed information should be read in conjunction with the Compensation Discussion and Analysis.

Overview

In this section of the Proxy Statement, we discuss, among other things, the overall objectives of our executive compensation programs and the material elements of compensation awarded to, earned by, or paid to our “Named Executive Officers” (or “NEOs”). We identify the Named Executive Officers in accordance with SEC rules and include each person who in fiscal 2017 served as our principal executive officer and our principal financial officer, as well as our other executive officers serving at December 31, 2017. Our Named Executive Officers are:

Name	Current Positions	Periods of Service
Roger A. Cregg	President and Chief Executive Officer	December 2012—present
Michael S. Burnett	Executive Vice President and Chief Financial Officer	October 2013—present
S. Gary Shullaw	Executive Vice President, General Counsel and Corporate Secretary	November 2014—present

The compensation of our Named Executive Officers should be understood within the context of our business. We are engaged in the business of homebuilding and community development in Florida, the Carolinas, Arizona and Texas. Our business focuses on the development and construction of (i) primary residential communities serving first-time and move-up buyers, including under our local Savvy Homes, Bonterra Builders and Oakdale-Hampton brands, and (ii) active adult communities, which are age-restricted to the age 55 and over active adult demographic. We also engage, on a limited basis, in other real estate related activities, such as the operation of amenities and the sale for third-party development of commercial and industrial land. Many of our development projects take many years to conceive, permit, develop and sell. Thus, it may take an extended period of time before a project can be viewed as successful or not.

During 2017, we expanded our market presence and increased the number of homes we sold. In 2017, we closed on 2,491 homes at an average sales price of approximately $330,000 per closed home, generating approximately $822 million of homebuilding revenue, as compared to 2016, in which we closed on 2,465 homes at an average sales price of approximately $310,000 per closed home, generating approximately $764 million of homebuilding revenue. The number of housing contracts (net of cancellations) signed in 2017 increased 3.1% to 2,443 as compared to 2016, and we had 724 homes in backlog with a sales value of approximately $237 million as of December 31, 2017 compared to 703 homes in backlog with a sales value of approximately $236 million as of December 31, 2016.

Say on Pay Advisory Vote

At our 2017 annual meeting of stockholders, approximately 99% of the shares voted were cast in favor of our executive compensation program. While we have not made any significant changes in response to prior period votes, our Compensation Committee separately determined to retain a compensation consultant to advise the Compensation Committee in structuring executive compensation for our executive officers beginning in 2017. We believe that certain of those structural changes responded to prevalent stockholder preferences for executive compensation design. Additionally, at our 2017 annual meeting of stockholders, our stockholders voted, on a non-binding basis, to hold an advisory say on pay vote every year, which was then adopted by our Board. Our Compensation Committee will consider the results from this year’s and future advisory stockholder votes regarding our executive compensation programs. See “Advisory Resolution on Executive Compensation (“Say on Pay”) (Item 3)” for additional information on this year’s vote.

Objectives of Our Compensation Programs and What They Are Designed to Reward

Our compensation programs are intended to attract and retain executives, to motivate and reward them for achieving the Company’s long-term goals, and to align their interests with those of our stockholders.

•	In order to retain the services of our executives, our compensation practices should be competitive with those of other employers with whom we compete for talent.

•	We pay for performance. This means that our compensation program is designed to recognize an executive’s contribution that has led to the attainment of corporate goals.

•	Our compensation program is designed to motivate executives to achieve results in a manner that builds long-term stockholder value. An equity component of total compensation is included to align the interests of the executives with the interests of our stockholders.

Compensation Process

The compensation of our NEOs is overseen and determined by the Compensation Committee of our Board of Directors. Each member of the Compensation Committee is independent in accordance with applicable rules of Nasdaq, as determined by the Board.

Role of the Independent Compensation Consultant—In 2017, the Compensation Committee retained Pearl Meyer to update the Company’s executive compensation practices, including providing the Compensation Committee with market data on executive compensation levels and practices at our selected competitors. Pearl Meyer also advised the Compensation Committee on trends and best practices in the areas of executive compensation and governance and provided independent advice on director compensation. The Compensation Committee evaluated the independence of Pearl Meyer and concluded that no conflict of interest existed that would have prevented them from independently representing the Compensation Committee.

Officers and the Compensation Committee—The CEO has generally been involved in negotiating and recommending compensation for the executive officers other than himself; however, the actual compensation agreements and arrangements are ultimately subject to approval by the Compensation Committee. The CEO also makes recommendations to the Compensation Committee regarding the level of achievement attained under the performance-based awards for all NEOs, other than himself. The Compensation Committee meets with the CEO annually to discuss his performance, but, ultimately, decisions regarding his compensation are made solely by the Compensation Committee based on its deliberations.

Considerations in Setting Compensation—The Compensation Committee believes that compensation decisions for NEOs are complex and involve many factors, including the competitive environment for attracting and retaining executives, the individual performance of officers and company performance, as well as industry compensation levels. With respect to industry compensation levels, the Compensation Committee reviews compensation levels and elements of executives at public homebuilding companies as a factor in establishing compensation. This review includes a review of publicly available data. In 2017, the Compensation Committee reviewed compensation data on the following peer group in connection with setting compensation for the NEOs:

●	Comstock Holding Companies, Inc.	●	The New Home Company, Inc.	●	LGI Homes, Inc.
●	Century Communities, Inc.	●	William Lyon Homes	●	TopBuild Corp.
●	M/I Homes, Inc.	●	Beazer Homes USA, Inc.	●	TRI Pointe Group, Inc.
●	MDC Holdings, Inc.

How the Various Kinds of Compensation Are Determined and Allocated to Form a Complete Package

The objectives described above are supported by the four primary elements of our compensation program for NEOs: base salaries, annual performance-based cash bonuses, equity awards and employment agreements.

While there are several elements to the Company’s executive compensation program, they are evaluated as a whole by our Compensation Committee in making its compensation determinations. We do not have any specific policies or parameters for allocating between cash and non-cash compensation or with respect to the duration of compensation arrangements other than as set forth in our existing employment agreements described in further detail below. In general, the Compensation Committee has a balanced approach regarding the allocation between cash and non-cash compensation, taking into account our business plan and the responsibilities and seniority of the particular executive. The charts below depict the 2017 percentage of compensation for our CEO and other NEOs that is fixed versus performance based (from the Summary Compensation Table):

*	Includes performance-based restricted stock and stock unit awards and annual cash incentive compensation.
**	Represents average for NEOs other than the CEO.

Base Salaries

Salaries are a necessary part of any compensation program and paying reasonable salaries is an important aspect of attracting and retaining qualified executives. Base salaries are approved annually by the Compensation Committee and are based on several factors, including responsibilities, performance, expected future contribution and salaries of similarly situated executives in our peer group.

The Compensation Committee, in conjunction with the compensation consultant and the CEO (except with respect to his own base salary), determined that, as a result of the Company’s continued growth and in order to remain competitive with similarly situated peers, it was appropriate to increase certain NEO salaries effective January 1, 2017 as follows:

Name	2016 Annual Base Salary	2017 Annual Base Salary
Roger A. Cregg	$500,000	$600,000
Michael S. Burnett	$300,000	$325,000
S. Gary Shullaw	$260,000	$280,000

Performance-Based Cash and Equity Awards

A significant component of our compensation program for our NEOs is their opportunity to receive performance-based cash and equity awards. We use these awards to motivate executives toward achieving long-term corporate goals that are consistent with our business plans. We also use them both to align the executives’ interests to those of our stockholders and to retain our executives. As with base salaries, the Compensation Committee worked with Pearl Meyer to review market data on both the size and structure of these awards. The specific types of awards (for example, cash or equity) and performance objectives (for example, relative total shareholder return, revenue or adjusted net income) and periods (for example, annual or multi-year) are tailored for the recipient based on Company and individual performance objectives. In determining amounts of the awards, consideration may be given to numerous factors, including anticipated future results of operations and the executive’s anticipated contributions toward achieving such results. Amounts may also be based upon the relative performance of the Company versus a pre-defined peer group and the executive’s continued employment through the vesting period. The Compensation Committee has not established a formal policy as to when grants are made. Awards are usually granted, however, at a meeting of the Compensation Committee held in the first quarter of each year.

2017 Performance-Based Cash Awards

Pursuant to the 2017 management incentive award program (“2017 MIP”) approved for the NEOs by a sub-committee of the Compensation Committee formed for purposes of complying with Section 162(m) of the Internal Revenue Code (the “162(m) Sub-Committee”), and consistent with each of their employment agreements, each NEO was eligible to receive a performance-based cash award targeted at a percentage of his then-current annual base salary (the “Target Bonus”). Under the 2017 MIP, the Target Bonus percentage for each was as follows: Mr. Cregg—125%; Mr. Burnett— 80%; and Mr. Shullaw—50%.

Under the 2017 MIP, the 162(m) Sub-Committee also approved an escalator for the NEOs tied to the adjusted corporate pre-tax income target described below, providing an opportunity for each NEO to earn an additional bonus amount equal to up to 100% of the Target Bonus (the “Escalator Bonus”).

The performance objectives and achievement levels for the 2017 MIP for each NEO are described below and consist of a combination of individual and corporate performance goals. These goals were designed to be achievable with strong management performance, and the Escalator Bonus was designed to encourage and reward our NEOs for outstanding performance.

Corporate Financial Performance Targets (weighted 75% of Target Bonus)

The financial performance objectives, including threshold and target achievement levels associated with the corporate performance goals, are set forth below.

Performance Goal	Weight (as a percentage of total Target Bonus)	Threshold (1)	Target	Achievement	Achievement %
Homebuilding revenue	15%	$592,830,000	$741,037,000	$821,616,000	100%
Adjusted pre-tax income(2)	60%	$21,914,000	$27,392,000	$33,644,000	100%

(1)	50% payout of total performance goal at threshold level with straight-line interpolation used between threshold and target.
(2)	In calculating adjusted pre-tax net income, the Company’s reported pre-tax net income is adjusted to account for (i) the impact from restructuring, merger and acquisition related expenses, (ii) impairments, (iii) interest expense and other charges directly related to financing and re-financing transactions, (iv) gains or losses on asset/land sales not in the ordinary course of business, (v) gains or losses on debt repurchase, debt exchange and early debt extinguishment transactions, (vi) share-based compensation expense, (vii) office relocation expenses, (viii) non-cash integration related asset adjustments/write-downs, (ix) GAAP accounting pronouncement changes and (x) litigation judgments not in the ordinary course of business.

Individual Performance Targets (weighted 25% of Target Bonus)

Additionally, each NEO had an opportunity to earn an additional 25% of his Target Bonus based on individual performance goals, which included securing additional capital for the Company, facilitating and managing acquisition activity and other metrics. Based on the Compensation Committee’s review of individual performance goal achievement, the Committee determined that Messrs. Cregg, Burnett and Shullaw had achieved 83%, 100% and 100% of their individual performance targets, respectively.

Escalator Bonus

As discussed above, each NEO had an opportunity to earn an additional amount equal to up to 100% of his Target Bonus. The escalator goal and actual achievement levels are described below:

Escalator Goal	Target	Stretch Target for Escalator	Achievement	Additional Bonus Paid (as a % of Target Bonus)
Adjusted pre-tax income	$27,392,000	$35,610,000	$33,644,000	76.1%

Based on actual achievement as outlined above, the cash incentive bonuses approved for our NEOs for 2017 were as follows: Mr. Cregg—$1,288,802; Mr. Burnett—$457,835; and Mr. Shullaw—$246,526 (each of which are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table, below).

Equity Awards

We grant equity awards from time to time, primarily to serve as compensation for performance and as an incentive for continued employment and future performance. Beginning in 2017, our equity awards to NEOs consisted of a combination of time-based restricted stock units, performance-based restricted stock units and options as described below.

2017 Equity Awards

As part of the overall review of our compensation program for NEOs, the Compensation Committee conducted a thorough review of the Company’s executive compensation programs with Pearl Meyer. Pearl Meyer was specifically directed to review the design of the Company’s annual incentive and equity award programs, as well as the levels of compensation for the executive officers.

As a result of this review, the Compensation Committee and the 162(m) Sub-Committee approved certain changes in the design of the Company’s equity awards for fiscal 2017. The primary changes to the equity award program included shifting from 60% performance shares and 40% restricted stock to 50% performance-based restricted stock units and 25% of each of restricted stock units and non-qualified stock options. In addition, the performance goals for the performance-based restricted stock units include multiple metrics, including adjusted pre-tax income, revenue and relative total shareholder return. The Compensation Committee believes these design changes are more appropriate to incentivize and reward the executive officers based on the Company’s current state of development and growth strategy.

•	Performance-based restricted stock units were granted to the NEOs on January 31, 2017, reflecting 50% of the total value of the equity award granted to each individual during 2017. These grants were intended to incentivize performance consistent with our current strategy. The performance-based restricted stock units vest, if at all, (and the restrictions on such shares will lapse) on the date the Compensation Committee certifies achievement of the performance goals (expected to be during the first quarter of 2020), provided that the relevant Named Executive Officer remains continuously employed by the Company through the vesting date, and based on achievement of the following performance goals:

•	Financial performance measures (60% of total award) as measured based on two financial measures for fiscal 2019. The two measures are adjusted pre-tax net income growth (30% of total award) and adjusted revenue growth (30% of total award). To earn any payout with respect to a financial performance measure, the Company must achieve a threshold level of performance of that measure. The actual amount of the payout depends on the level of achievement compared to the threshold, target and maximum levels specified for each measure, with the maximum level corresponding to a payout equal to 150% of the target payout for that measure.

•	Relative Total Shareholder Return (40% of total award) as measured relative to a 20-company peer group (excluding the Company) selected specifically for the purpose of this performance metric, measured over a three-year performance period beginning on January 1, 2017 and ending on December 31, 2019. The levels of relative total shareholder return performance that will result in various achievement percentages are shown below, with linear interpolation used between achievement levels.

Rank Versus Peer Group	Achievement Percentage
17-20	0%
16	25%
15	40%
14	55%
13	75%
12	85%
11	100%
10	107%
9	114%
8	121%
7	129%
6	136%
5	143%
1-4	150%

In calculating adjusted pre-tax net income and revenue, the Company’s reported pre-tax net income and total revenue is adjusted (where applicable) to account for (i) the impact from restructuring, merger and acquisition related expenses, (ii) impairments, (iii) interest expense and other charges directly related to financing and re-financing transactions, (iv) gains or losses on asset/land sales not in the ordinary course of business, (v) gains or losses on debt repurchase, debt exchange and early debt extinguishment transactions, (vi) share-based compensation expense, (vii) office relocation expenses, (viii) non-cash integration related asset adjustments/write-downs, (ix) GAAP accounting pronouncement changes and (x) litigation judgments not in the ordinary course of business.

•	Time-based restricted stock units were granted to Messrs. Cregg, Burnett and Shullaw on January 31, 2017, reflecting 25% of the total value of the equity award granted to each individual during 2017. The time-based awards vest in four equal tranches with 25% vesting on December 31 of each of 2017, 2018, 2019 and 2020, subject to the recipients’ continued employment through the relevant vesting dates.

•

Non-qualified stock options were granted to Messrs. Cregg, Burnett and Shullaw on January 31, 2017, reflecting 25% of the total value of the equity award granted to each individual during 2017. The option awards vest in four equal tranches with 25% vesting on December 31 of each of 2017, 2018, 2019 and 2020, subject to the recipients’ continued employment through the relevant vesting dates. The options expire on January 31, 2027 and have an exercise price of $17.65 per share.

2015 Performance-Based Restricted Stock Awards

Performance-based restricted stock awards were granted to Messrs. Cregg, Burnett and Shullaw on January 16, 2015 and were scheduled to vest on December 31, 2018, if at all, upon the achievement of a total shareholder return performance metric over a three-year measurement period beginning on January 1, 2015 and ending on December 31, 2017. As of December 31, 2017, the Company failed to satisfy the threshold level of the total shareholder return performance metric and therefore the awards for Messrs. Cregg, Burnett and Shullaw were forfeited in their entirety.

Employment Agreements

We have entered into employment agreements with our executive officers to set forth certain compensatory and other terms in order to retain and attract executives to join our Company. The terms of the employment agreements with our executive officers are described below under “Employment and Separation Agreements.”

In January 2017, as part of the overall review of our compensation program for NEOs conducted with Pearl Meyer, the Compensation Committee approved certain amendments to the equity award targets set forth in the employment agreements for each NEO. Specifically, the Committee authorized an increase in the equity award targets for Messrs. Cregg, Burnett and Shullaw to 225%, 123% and 89%, respectively, of their base salaries in effect at the time of grant.

In December 2017, the Compensation Committee conducted a review of market data provided by Pearl Meyer regarding certain terms of the Company’s executive employment agreements. Following the review, the Compensation Committee approved certain changes to the severance terms for the Company’s executive officers. As revised, in the event of a termination without cause or resignation for good reason within twenty-four months following a change in control of the Company, the executive officers’ severance benefits will increase from eighteen months of annual base salary and annual target bonus for the CEO to thirty-six months of annual base salary and annual target bonus, and from twelve months of annual base salary and annual target bonus to twenty-four months of annual base salary and annual target bonus for the other NEOs. The Compensation Committee also increased the period for reimbursement of costs of medical benefits continuation to correspond with the increased periods of severance benefits. The Compensation Committee also increased the restricted covenant period for the Company’s CEO from eighteen months to twenty-four months. Since these changes were in effect at December 31, 2017, the amounts reported below under “Potential Payments Upon Termination or Change of Control—Termination in Connection with a Change of Control” reflect the revised severance amounts.

Executive Compensation Governance Practices

•	Stock Ownership Guidelines—Our Named Executive Officers are required to hold all shares of AV Homes stock they receive as part of our equity incentive programs, net of shares used to satisfy required tax withholdings, until they have achieved a required level of stock ownership as set forth in their employment agreements.

•	Prohibition on Hedging Transactions—Our directors, executive officers and certain other employees are prohibited from engaging in transactions that hedge their exposure from decreases in our stock price. Prohibited transactions include prepaid variable forwards, equity swaps, collars and exchange funds.

•	Prohibition on Pledging Company Stock—Our directors, executive officers and employees are prohibited from holding our stock in a margin account or otherwise pledging our stock as collateral for a loan.

Tax and Accounting Considerations

The Company considers the tax consequences of all elements of its compensation program on both the executives and the Company. In particular, we consider the effects of Section 162(m) as well as Sections 280G and 4999 of the Internal Revenue Code.

Section 162(m) of the Internal Revenue Code limits the federal income tax deductions to be taken by the Company for compensation paid to the Company’s covered employees. The general rule is that annual compensation paid to any of these executives will be deductible by AV Homes only to the extent that it does not exceed $1,000,000 per person. Section 162(m) as in effect prior to the adoption of the Tax Cuts and Jobs Act in 2017 defined “covered employee” to include the CEO and the three other highest paid executive officers employed at the end of the year (other than the CEO). It also provided an exemption for performance-based compensation from the deduction limitation if the Company met specific requirements. For tax years beginning after December 31, 2017, the definition of covered employee also includes any person who served as CEO or CFO at any time during a taxable year, as well as any person who was ever identified as a covered employee in 2017 or any subsequent year. The exemption for performance-based compensation was also repealed. Consequently, compensation paid in 2018 and later years to our NEOs in excess of $1,000,000 will not be deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017. The Compensation Committees considers the tax deductibility of the compensation paid to our executive officers; however, the Committee’s primary objective has historically been to maximize its flexibility in the design and operation of our compensation programs to incentivize and retain our NEOs. Accordingly, the Company expects to provide compensation that may not be deductible as circumstances warrant, consistent with our compensation philosophy and objectives.

In the event of a change of control of the Company, Section 280G could potentially limit the federal tax deductions to be taken for certain compensation payments to an executive who could be subject to additional taxes (Section 4999). These provisions of the tax code are sometimes referred to as the “golden parachute” provisions. In general, if the total amount of payments to an individual that are contingent upon a change of control of AV Homes (within the meaning of Section 280G), including payments under our incentive plans that vest upon a change of control, equals or exceeds three times the executive’s “base amount” (generally, the individual’s average annual compensation for the five calendar years preceding the change of control), then, subject to certain exceptions, the portion of such payments in excess of the base amount may be treated as “parachute payments” under Section 280G. A portion of such payments would not be deductible by AV Homes, and the executive would be subject to a 20% excise tax on such portion of the payments. The employment agreements for our Named Executive Officers contain a so-called “better of” provision, meaning that if any of the payments or benefits provided to the Named Executive Officer would not be deductible to the Company pursuant to Section 280G, then the payments will be reduced by the amount required to avoid the excise tax imposed under Section 4999, provided that the after-tax amount of such payments and benefits as so reduced is greater than or equal to the after-tax amount of such payments and benefits without such reduction.

The Company accounts for stock-based compensation in accordance with the requirements of ASC Topic 718 (“ASC 718”), which, for example, requires all stock-based awards to be expensed. The adoption of ASC 718 has not affected our compensation program for NEOs.

Compensation Committee Report

The Compensation Committee of the Board of Directors of AV Homes has reviewed and discussed the foregoing Compensation Discussion and Analysis with AV Homes’ management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the AV Homes’ Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Compensation Committee

Roger W. Einiger, Chairman

Matthew Coleman

Paul Hackwell

Joshua L. Nash

Joel M. Simon

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Roger A. Cregg	2017	600,000	—	1,090,413	329,519	1,288,802	—	4,529	3,313,263
President and Chief	2016	496,917	—	560,112	—	773,440	—	4,485	1,834,954
Executive Officer	2015	475,000	59,375	832,139	—	694,688	—	510	2,061,712
Michael S. Burnett	2017	325,000	—	323,087	97,637	457,835	—	3,936	1,207,495
Executive Vice President and	2016	300,000	24,000	179,708	—	305,064	—	3,885	812,657
Chief Financial Officer	2015	300,000	24,000	148,529	—	336,000	—	510	809,039
S. Gary Shullaw	2017	280,000	—	201,937	61,021	246,526	—	4,529	794,013
Executive Vice President,	2016	258,333	13,000	118,100	—	194,189	—	3,410	587,032
General Counsel and Secretary	2015	240,000	12,000	74,262	—	204,000	—	510	530,772

(1)	For 2015, this amount reflects the discretionary portion of the Target Bonus for Messrs. Cregg, Burnett and Shullaw. For 2016, this amount reflects the discretionary portion of the Target Bonus for Messrs. Burnett and Shullaw.
(2)	Represents the aggregate grant date fair value of restricted stock, restricted stock unit and option awards, calculated in accordance with ASC 718. The valuation assumptions used in calculating these values are discussed in Note 10 of AV Homes’ financial statements in the Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC. The grant date fair value of the performance-based restricted stock units, as reported in the Grants of Plan-Based Awards in 2017 table and included in the Stock Awards column above, assumed that achievement of the financial measures at target was the probable outcome. If the grant date fair value of those units was calculated assuming achievement at maximum, the grant date fair value of those awards would have been $1,102,808 for Mr. Cregg, $326,760 for Mr. Burnett and $204,233 for Mr. Shullaw. These amounts do not represent actual amounts paid or to be realized. Amounts shown are not necessarily indicative of values to be achieved, which may be more or less than the amounts shown as awards are subject to time vesting and/or achievement of performance conditions.
(3)	This column represents the non-discretionary portion of the Target Bonus (and any Escalator Bonuses) for Messrs. Cregg, Burnett and Shullaw each year earned under the applicable annual cash incentive plan.
(4)	This column consists of the 401(k) match paid by the Company for 2017 and 2016, as well as Company paid life insurance premiums for 2017, 2016 and 2015.

Grants of Plan-Based Awards in 2017

			Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other stock awards: Number of shares of stock (3)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($)	Grant date fair value of stock and option awards ($)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (shares)	Target (shares)	Maximum (shares)
Roger A. Cregg
2017 MIP			281,250	750,000	1,500,000
Options	1/31/17	1/31/17								46,608		329,519
Performance RSUs	1/31/17	1/31/17				0	40,250	60,375				735,207
Time-Based RSUs	1/31/17	1/31/17							20,125			355,206

Michael S. Burnett
2017 MIP			97,500	260,000	520,000
Options	1/31/17	1/31/17								13,810		97,637
Performance RSUs	1/31/17	1/31/17				0	11,926	17,889				217,840
Time-Based RSUs	1/31/17	1/31/17							5,963			105,247
S. Gary Shullaw
2017 MIP			52,500	140,000	280,000
Options	1/31/17	1/31/17								8,631		61,021
Performance RSUs	1/31/17	1/31/17				0	7,454	11,181				136,155
Time-Based RSUs	1/31/17	1/31/17							3,727			65,782

(1)	The actual amount of non-equity incentive compensation depends upon the level of performance targets that are achieved. Performance targets are based on the performance goals established by the Compensation Committee. If 100% of the performance targets are achieved, the Named Executive Officer would receive the target incentive compensation amount. If achievement of the performance goals for the year is less than 100% of the performance targets, the percentage of achievement would be multiplied by the target incentive compensation amount to determine the payout for that particular performance metric. If achievement of the financial performance targets falls below 80% of the target amounts for such performance targets, no bonus would be paid for that financial performance metric. The 2017 incentive awards for each Named Executive Officer included an Escalator Bonus of up to 100% of the Target Bonus amount, tied to a stretch adjusted pre-tax income target as further described in the Compensation Discussion and Analysis under “2017 Performance-Based Cash Awards.” The amount of the annual cash incentive awards that were actually earned are reported under the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.
(2)	These columns represents performance-based restricted stock unit awards granted in 2017. Performance-based restricted stock units will be eligible to vest at the end of the three-year performance period, subject to the NEOs continued employment through the date that the Compensation Committee determines and certifies the applicable level of performance achieved. The amounts in the “Threshold” column represent the minimum number of shares that would vest, if any, assuming that certain threshold performance levels are achieved. The amounts in the “Target” column represent the total number of units granted and assumes that all performance goals are achieved at target levels and, therefore, all units would vest. The “Maximum” column represents the achievement of the maximum performance levels included in the award. For further details on the performance criteria and vesting terms, see Compensation Discussion and Analysis under “Equity Awards.”
(3)	This column represents time-based restricted stock unit awards granted in 2017. For further details on the vesting terms, see Compensation Discussion and Analysis under “Equity Awards.”

The restricted stock unit awards entitle the holder to receive dividend units to the extent a cash dividend is declared and paid, but such units would be retained and would vest only and to the extent that the underlying units vest.

Outstanding Equity Awards at 2017 Fiscal Year End

The following table provides information on the equity awards to the Named Executive Officers, which were outstanding at December 31, 2017. The values reported below are based on the closing price of a share of our Common Stock on December 31, 2017, which was $16.65.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Roger A. Cregg	330,036 11,652	— 34,956	16.80 17.65	9/26/23 1/31/27	42,976	715,550	95,908	1,596,868
Michael S. Burnett	65,000 3,453	— 10,357	18.53 17.65	10/14/23 1/31/27	12,089	201,282	29,784	495,904
S. Gary Shullaw	2,158	6,473	17.65	1/31/27	7,539	125,524	19,189	319,497

(1)	The stock options vest as to 25% of the underlying shares on each annual anniversary of the date of grant.
(2)	This column represents outstanding awards of time-based restricted stock and time-based restricted stock units granted as part of the 2015, 2016 and 2017 annual awards, which have not yet vested. The awards vest pro-rata over a four-year period, beginning with December 31st of the year in which the grant was made, subject to the Named Executive Officer’s continued employment through the relevant vesting date and certain other conditions. We describe the 2017 restricted stock unit awards in more detail above in Compensation Discussion and Analysis under “Equity Awards.”
(3)	The amount in this column is calculated by multiplying the closing market price of our Common Stock on the last trading day of 2017 ($16.65 per share) by the number of unvested shares/units listed for the specified Named Executive Officer.
(4)	This column represents outstanding awards of performance-based restricted stock and performance-based restricted stock units and reflects the maximum number of performance shares/units that would vest assuming that all performance goals are achieved at target. We describe our performance-based equity awards granted in 2017 above in Compensation Analysis and Discussion under “Equity Awards.”

Option Exercises and Stock Vested in 2017

The following table provides information on option exercises and stock vested for the Named Executive Officers during the year ended December 31, 2017.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Roger A. Cregg	27,948	465,334
Michael S. Burnett	7,020	116,883
S. Gary Shullaw	3,721	61,955

(1)	The amount in this column is calculated by multiplying the closing market price of our Common Stock on the relevant vest date by the number of shares vested.

Pension Benefits for 2017

AV Homes does not sponsor any defined benefit pension plan for its employees, including the Named Executive Officers.

Nonqualified Deferred Compensation for 2017

AV Homes does not maintain a nonqualified deferred compensation plan for its employees, including the Named Executive Officers. However, AV Homes permits the Named Executive Officers to defer the receipt of certain payments under the 2015 Incentive Compensation Plan, as amended and restated. There were no deferrals of compensation by any of the Named Executive Officers during 2017 or in any prior year.

Employment and Separation Agreements

We employ each of our Named Executive Officers pursuant to written employment agreements entered into on the dates set forth below and subject to the terms described below (the “Employment Agreements”):

Executive Officer	Date of Agreement	2017 Base Salary ($)	2017 Annual Target Bonus (% of Base Salary)	2017 Annual Stock Bonus (% of Base Salary)
Roger A. Cregg	2/5/14	600,000	125%	225%
Michael S. Burnett	7/22/14	325,000	80%	123%
S. Gary Shullaw	2/5/15	280,000	50%	89%

The Employment Agreements have an initial term of thirty-six (36) months from the effective date, subject to an additional 36-month renewal term unless either party provides at least 180 days’ written notice to the other of its intention to terminate upon the expiration of the original term. In general, the Company may terminate each executive’s employment with or without Cause (as defined in the Employment Agreements), and each executive may terminate his employment for any reason or for Good Reason (as defined in the Employment Agreements), and shall use his best efforts to provide at least 30 days’ written notice of any such termination to the Company. The Company agreed to reimburse each executive for his legal expenses in connection with negotiation of the Employment Agreements, up to $10,000.

Pursuant to the Employment Agreements, each executive will receive an annual base salary, which is subject to annual review by the Compensation Committee and may be increased or decreased pursuant to such review. Each executive is entitled to participate in all employee benefit plans and programs for executive officers.

Each executive is eligible to receive a bonus, which is expressed as a percentage of annual base salary in effect on the last day of such calendar year and determined by the Compensation Committee. The actual amount of any bonus will depend upon the level of performance targets that are achieved as determined in good faith by the Compensation Committee. With respect to the determination of the bonus: (i) if 100% of the target goals are achieved in a given year, the bonus shall be equal to the Annual Target Bonus set forth in the table above; and (ii) if the Company’s achievement of the performance goals for the applicable year is greater than or less than 100% of target goals, the bonus shall be calculated in accordance with the annual incentive plan then in effect for executive officers (provided, however, that the Compensation Committee may determine a maximum and minimum level of performance goals, above and below which no additional or lesser amount of the bonus will be paid).

Equity awards made prior to June 3, 2015 are governed by the Amended and Restated AV Homes, Inc. 1997 Incentive and Capital Accumulation Plan (2011 Restatement). Equity awards made after that date are governed by the AV Homes, Inc. 2015 Incentive Compensation Plan, as amended and restated.

Pursuant to the Employment Agreements, each executive is required to hold a number of vested shares of Common Stock having a fair market value equal to or greater than three times the executive’s annual base salary

(or $2.5 million in the case of Mr. Cregg); provided, however, that such requirements shall not be in effect until the first time the executive holds Common Stock having such a fair market value. Prior to exceeding such threshold, the executive may not sell or otherwise dispose of any shares of Common Stock issued and vested pursuant to his Employment Agreement other than to cover any tax liability resulting from vesting of his equity awards.

In the event the Company terminates an executive’s employment for any reason other than Cause or if an executive resigns for Good Reason, then the executive is entitled to receive the following additional payments and benefits if the executive signs a general release of claims in favor of the Company and cooperates in transitioning his job responsibilities: (i) a pro-rata bonus for the year of termination based on actual achievement of results during such partial year, (ii) continuation of his then-current annual base salary for 12 months (18 months for Mr. Cregg), payable in installments on the Company’s regular payroll dates, and (iii) reimbursement of his costs of medical insurance continuation pursuant to COBRA for 12 months (18 months for Mr. Cregg) following his termination.

In the event an executive’s employment terminates within 24 months following a Change of Control (as defined in the Employment Agreements) for any reason other than Cause or if an executive resigns for Good Reason, then the executive is entitled to receive the following payments and benefits if he signs a general release of claims in favor of the Company and cooperates in transitioning his job responsibilities: (i) 24 months (36 months for Mr. Cregg) of his Annual Target Bonus, (ii) continuation of his then-current annual base salary for 24 months (36 months for Mr. Cregg), payable in installments on the Company’s regular payroll dates, (iii) full vesting of any unvested stock shares and units previously awarded to him, and (iv) reimbursement of his costs of medical insurance continuation pursuant to COBRA or comparable coverage for 24 months (36 months for Mr. Cregg) following termination.

The Employment Agreements include a Section 280G “better of” provision, meaning if any of the payments or benefits provided to an executive under his Employment Agreement or otherwise would not be deductible by the Company as a result of Section 280G of the Internal Revenue Code, then the payments or benefits will be reduced by the amount required, as described in the Employment Agreement, to avoid the excise tax imposed under Section 4999 of the Code, provided that the after-tax amount of such payments and benefits as so reduced is greater than or equal to the after-tax amount of such payments and benefits without such reduction.

The Employment Agreements also include standard provisions relating to confidentiality, non-disparagement and ownership of the Company’s intellectual property, as well as covenants of non-competition and non-solicitation of employees and customers during the executives’ employment and for a period of 12 months (24 months for Mr. Cregg) after their employment.

Potential Payments Upon Termination or Change of Control

As described above, the Employment Agreements entitle our Named Executive Officers to certain payments and benefits upon the termination of their employment under certain conditions, including a termination of employment in connection with a change of control of AV Homes.

The section below quantifies certain compensation and benefits that would be payable to these individuals under the various arrangements if their employment had terminated on December 31, 2017, and/or a change of control of AV Homes had occurred on that date coupled with termination, given the individual’s compensation on that date and, if applicable, based on the closing market price of the Company’s Common Stock on the last trading day of 2017 ($16.65). For a general description of the agreements, see “Employment and Separation Agreements” above.

Termination Without Cause/With Good Reason

The following table shows amounts that would be payable in case of the executive’s termination by the Company without Cause, including death or termination due to disability, or his or her resignation for Good Reason, in each case as if such event had occurred on December 31, 2017.

Name	Severance ($)	Incentive Compensation ($) (1)	Accelerated Vesting of Equity ($)	Medical/Benefits Continuation ($) (2)	Total ($)
Roger A. Cregg	900,000	—	—	29,018	929,018
Michael S. Burnett	325,000	—	—	25,876	350,876
S. Gary Shullaw	280,000	—	—	25,747	305,747

(1)	The Named Executive Officers are entitled to a pro-rated bonus for the year of termination based on actual results. However, because the table reflects amounts that would be accelerated or become payable in connection with a termination on December 31, 2017, which is the last day of the performance period of the bonus program, the Named Executive Officers would earn such amount anyway and, therefore, no amount would be accelerated or become payable as a result of such termination on that date.
(2)	These amounts reflect the estimated COBRA premiums for the executives and their respective eligible dependents enrolled (if any) in any then-existing group health plans for one year (or in the case of Mr. Cregg, 18 months) as required by their respective employment agreements.

Termination in Connection with a Change of Control

The following table shows amounts that would be payable under existing change of control arrangements as if the change of control and related termination had occurred on December 31, 2017.

Name	Severance ($)	Incentive Compensation ($)	Accelerated Vesting of Equity ($) (1)	Medical/ Benefits Continuation ($) (2)	Total ($)
Roger A. Cregg	1,800,000	2,250,000	2,312,418	58,036	6,420,455
Michael S. Burnett	650,000	520,000	697,186	51,752	1,950,306
S. Gary Shullaw	560,000	280,000	445,021	51,495	1,356,113

(1)	Values in this column reflect time-based restricted stock and stock unit awards and performance-based restricted stock and stock unit awards held by each Named Executive Officer as of December 31, 2017 that had not vested as of such date and have been calculated using the closing price of our Common Stock on such date, which was $16.65.
(2)	These amounts reflect the estimated COBRA premiums for the executives and their respective eligible dependents enrolled (if any) in any then-existing group health plans for two years (or in the case of Mr. Cregg, three years) as required by their respective employment agreements.

Termination for Cause

If the Named Executive Officers were terminated by the Company for Cause on December 31, 2017, AV Homes would not have been required to make cash payments to the Named Executive Officers, and all options and all unvested shares held by the Named Executive Officers would have been forfeited and terminated in full.

Voluntary Resignation

The Named Executive Officers are not entitled to any particular benefits in the event of a voluntary resignation by the Named Executive Officer.

CEO Pay Ratio

For 2017, the annual total compensation of our CEO, as reported in the Summary Compensation Table, was $3,313,263. The annual total compensation of our median employee was $77,301. Based on this information, the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 43:1.

We identified our median employee based on the total taxable compensation paid during 2017 to all 365 members of our workforce (including full-time, part-time and temporary employees), other than our CEO, who were employed on December 31, 2017. We used reasonable methods and reasonable estimates in identifying our median employee, and therefore our pay ratio is a reasonable estimate calculated in a manner consistent with the SEC rules and guidance. For full and part-time employees whose service commenced during 2017, an annualized compensation number was used for such employees as part of our determination of the median employee.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 2)

The Audit Committee has appointed Deloitte and Touche LLP (“Deloitte”) as the independent registered public accounting firm for AV Homes for the fiscal year ending December 31, 2018. Deloitte audited the financial statements of AV Homes for the fiscal years ended December 31, 2017 and 2016. Such audit services consisted of the firm’s examination of and report on the annual financial statements and assistance and consultation in connection with filings with the SEC and other matters.

Representatives of Deloitte are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Vote Required

The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2018.

Board Recommendation

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for AV Homes for the year ending December 31, 2018.

Fees for Services Provided by the Independent Registered Public Accounting Firm

The following table sets forth the approximate amount of fees paid, or estimated to be paid, to our independent registered public accounting firm for professional services during the fiscal years ended December 31, 2016 and 2017.

	Fiscal 2017 ($)	Fiscal 2016 ($)
Audit fees (a)	975,250	811,900
Audit related fees (b)	0	0
Tax fees (c)	91,995	79,900
All other fees (d)	2,046	2,126

	1,069,291	893,926

(a)	Audit fees consisted principally of fees for audit and review services. Our 2016 and 2017 audit fees included $16,900 and $60,000, respectively, for services related to comfort letter and consent procedures in connection with contemplated securities offerings, and $0 and $76,800, respectively, related to acquisition procedures.
(b)	Audit-related fees principally consist of fees paid for services that are reasonably related to the performance of the audit or review of AV Homes’ consolidated financial statements and are not reported under “Audit fees.” These services include special projects and attest services that are not required by statute or regulation.
(c)	Tax fees principally consist of tax compliance/preparation and other tax services, including the review of the consolidated tax return, notwithstanding when fees were billed or when the services were rendered.
(d)	Other fees relate to access our auditors’ online accounting research services.

The Audit Committee adopted a policy requiring the preapproval of audit and non-audit services provided by the principal independent accountants. The Audit Committee approved all audit and non-audit services provided by Deloitte during the 2017 and 2016 fiscal years pursuant to this policy.

ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION (“SAY ON PAY”)

(Item 3)

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), stockholders may cast an advisory and non-binding vote at the Annual Meeting with respect to the compensation of our Named Executive Officers, as disclosed in this Proxy Statement in accordance with SEC rules.

AV Homes proposes adoption of the following resolution:

RESOLVED, that the stockholders of AV Homes, Inc. hereby approve, on an advisory basis, the compensation of the Named Executive Officers of AV Homes, Inc., as disclosed in this proxy statement, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in this proxy statement.

As described in the Compensation Discussion and Analysis, the Compensation Committee believes that our compensation policies are designed to achieve our objectives, which are:

•	To attract and retain our executives through compensation practices that are competitive with those employers with whom we compete for talent.

•	To pay for performance through recognition of an executive’s contribution that led to attainment of corporate goals.

•	To motivate our executives to achieve results in a manner that builds long-term stockholder value.

Compensation of our Named Executive Officers is structured to align the interests of our Named Executive Officers with those of our stockholders and to reward them for increasing stockholder value and achieving our business objectives.

At our 2017 annual meeting, our stockholders voted to conduct Say on Pay votes every year, which frequency was adopted by our Board of Directors. Accordingly, the next Say on Pay vote will be held at our 2019 annual meeting.

Vote Required and Effect of Vote

The resolution approving our executive compensation is advisory and non-binding. However, we will consider the stockholders to have approved the advisory resolution on executive compensation if the number of shares voted “FOR” the proposal exceed the number of shares voted “AGAINST” the proposal.

Because your vote on this proposal is advisory, it will not be binding on the Board of Directors, the Compensation Committee, or the Company. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Board Recommendation

The Board of Directors believes that adoption of the foregoing resolution is in the best interest of the Company and its stockholders, and recommends that stockholders vote FOR the approval of such resolution.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about the options, warrants and rights and other equity compensation under AV Homes’ equity plans on December 31, 2017.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	820,773	(1)	$17.17	(2)	1,497,768
Equity compensation plans not approved by security holders	—		—		—
Total	820,773	(1)	$17.17	(2)	1,497,768

(1)	Balance includes 156,539 restricted stock units and 123,524 performance-based restricted stock units (at maximum achievement).
(2)	Applicable only to options. Not applicable to stock units.

STOCKHOLDERS’ PROPOSALS AND NOMINATIONS OF BOARD MEMBERS

If a stockholder intends to present a proposal for action at the 2019 annual meeting of stockholders and wishes to have such proposal considered for inclusion in AV Homes’ proxy materials in reliance on Rule 14a-8 under the Exchange Act, the proposal must be submitted in writing and received by the Secretary of AV Homes by December 19, 2018. Such proposal must also meet the other requirements of the rules of the SEC relating to stockholders’ proposals.

AV Homes’ By-Laws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board of Directors. In general, notice of a stockholder proposal or a director nomination for an annual meeting must be received by AV Homes not less than 90 days prior to the anniversary date of the preceding annual meeting of stockholders and must contain specified information and conform to certain requirements, as set forth in the By-Laws. Accordingly, since our annual meeting for 2018 is scheduled for May 31, 2018, any stockholder proposal to be considered at the 2019 annual meeting must be properly submitted to us not later than March 2, 2019. If the chairman at any stockholders’ meeting determines that a stockholder proposal or director nomination was not made in accordance with the By- Laws, AV Homes may disregard such proposal or nomination.

In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2019 annual meeting, and the proposal fails to comply with the advance notice procedure prescribed by the By-Laws, then AV Homes’ proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal. Proposals and nominations should be addressed to the Secretary of AV Homes, S. Gary Shullaw, 6730 N. Scottsdale Rd., Suite 150, Scottsdale, AZ 85253.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of our outstanding Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners for fiscal 2017 were complied with on a timely basis.

ACCESS TO PROXY MATERIALS

Important notice regarding the Internet availability of proxy materials for the Annual Meeting. This Proxy Statement and the 2017 Annual Report to Stockholders are available on our website at www.avhomesinc.com on the Investor Relations page under Corporate Governance.

If you would like to receive a copy of our 2017 Annual Report, please contact our Corporate Secretary by mail at Corporate Secretary, AV Homes, Inc., 6730 N. Scottsdale Rd., Suite 150, Scottsdale, AZ 85253 or by telephone at (480) 214-7400, and we will send a copy to you without charge.

ADDITIONAL INFORMATION

All of the expenses involved in preparing, assembling, and mailing this Proxy Statement and the accompanying material will be paid by AV Homes. In addition to the solicitation of proxies by mail, AV Homes will request brokers and securities dealers to obtain proxies from and send proxy material to their principals. Expenses incurred in this connection will be reimbursed by AV Homes. Proxies may be solicited personally, by telephone or telegraph, electronic mail or by other electronic means, by the directors and officers of AV Homes without additional compensation. The Board of Directors knows of no business to come before the meeting other than as stated in the Notice of Annual Meeting of Stockholders. Should any business other than that set forth in such Notice properly come before the meeting, or any adjournment or adjournments thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.

By Order of the Board of Directors,

/s/ S. Gary Shullaw S. Gary Shullaw
Executive Vice President, General Counsel and Secretary

Dated: April 18, 2018

IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 12:59 a.m., Eastern Daylight Time, on May 31, 2018. Vote by Internet Go to www.envisionreports.com/AVHI Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR all the nominees in Item 1 and FOR Items 2 and 3. 1. ELECTION OF TEN DIRECTORS: Nominees: 01—Paul D. Barnett 02—Matthew Coleman 03—Roger A. Cregg 04—Roger W. Einiger 05—Paul Hackwell 06—Joshua L. Nash 07—Jonathan M. Pertchik 08—Michael F. Profenius 09—Aaron D. Ratner 10—Joel M. Simon Mark here to vote Mark here to WITHHOLD For All EXCEPT - To withhold authority to To cumulate votes as to a particular nominee(s) as explained in the FOR all nominees vote from all nominees vote for any nominee(s), write the name(s) Proxy Statement, indicate the name(s) and the number of votes to of such nominee(s) below. be given to such nominee(s) in the space provided below. For Against Abstain For Against Abstain 2. Ratification of the appointment of Deloitte & Touche LLP as 3. Approval of an advisory resolution on the compensation of independent registered public accounting firm of AV Homes, the named executive officers of the company (“Say on Pay”). Inc. for the year ending December 31, 2018. 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.    This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all the nominees in Item 1 and FOR Items 2 and 3. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—C ON BOTH SIDES OF THIS CARD. 1UPX + 02TMSA

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 31, 2018. The Proxy Statement and the 2017 Annual Report to Stockholders are available at: http://www.envisionreports.com/AVHI qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Proxy — AV HOMES, INC. 6730 North Scottsdale Rd., Suite 150 Scottsdale, Arizona 85253 This proxy is solicited by the Board of Directors of AV Homes, Inc. The undersigned hereby appoints Roger A. Cregg and S. Gary Shullaw as proxies, each with the power to appoint his substitute; and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of Common Stock of AV Homes, Inc. held of record by the undersigned at the close of business on April 6, 2018 at the Annual Meeting of Stockholders to be held on May 31, 2018 at the Camby Hotel located at 2401 East Camelback Road, Phoenix, Arizona 85016 at 8:00 a.m. local time, or any adjournment or adjournments thereof. If any other business may properly come before the meeting, or if cumulative voting is required, the proxies are authorized to vote in their discretion, provided that they will not vote in the election of directors for any nominee(s) for whom authority to vote has been withheld. For directions to the Annual Meeting site, contact AV Homes, Inc. at (480) 214-7400. THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. (Continued and to be marked, dated and signed, on the other side) C Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—C ON BOTH SIDES OF THIS CARD. +

IMPORTANT ANNUAL MEETING INFORMATION Vote by Internet • Go to www.envisionreports.com/AVHI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Stockholder Meeting Notice Important Notice Regarding the Availability of Proxy Materials for the AV Homes, Inc. Annual Meeting of Stockholders to be Held on May 31, 2018 Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Proxy Statement and the 2017 Annual Report to Stockholders are available at: www.envisionreports.com/AVHI Easy Online Access — A Convenient Way to View Proxy Materials and Vote _ When you go online to view materials, you can also vote your shares. Step 1: Go to www.envisionreports.com/AVHI to view the materials. Step 2: Click on Cast Your Vote or Request Materials. Step 3: Follow the instructions on the screen to log in. Step 4: Make your selection as instructed on each screen to select delivery preferences and vote. When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 20, 2018 to facilitate timely delivery. 2NOT + 02TMUA

Stockholder Meeting Notice AV Homes, Inc.’s Annual Meeting of Stockholders will be held on May 31, 2018 at the Camby Hotel located at 2401 East Camelback Road, Phoenix, Arizona 85016 at 8:00 a.m. local time. Proposals to be voted on at the meeting are listed below along with the Board of Director’s recommendations. The Board of Directors recommends a vote FOR all the nominees in Item 1 and FOR Items 2 and 3: 1. Election of Directors. Nominees: Paul D. Barnett Matthew Coleman Roger A. Cregg Roger W. Einiger Paul Hackwell Joshua L. Nash Jonathan M. Pertchik Michael F. Profenius Aaron D. Ratner Joel M. Simon 2. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm of AV Homes, Inc. for the year ending December 31, 2018. 3. Approval of an advisory resolution on the compensation of the named executive officers of the company (“Say on Pay”). 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you. Directions to the AV Homes, Inc. 2018 Annual Meeting For directions to the AV Homes, Inc. 2018 Annual Meeting to be held at the Camby Hotel located at 2401 East Camelback Road, Phoenix, Arizona 85016, please contact AV Homes, Inc. at (480) 214-7400. Here’s how to order a copy of the proxy materials and select a future delivery preference: Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below. Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials, you will receive an email with a link to the materials. PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials. g Internet – Go to www.envisionreports.com/AVHI. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials. g Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings. g Email – Send email to investorvote@computershare.com with “Proxy Materials AV Homes, Inc.” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse side, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 20, 2018. 02TMUA